Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SCIENJOY HOLDING CORPORATION

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary share	(1)	Other	3,000,000	$0.7461	$2,238,300.00	0.0001531	$342.68

Total Offering Amounts:							$2,238,300.00		342.68
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$342.68

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates includes an indeterminate number of additional shares which may be issuable in accordance with the 2021 Equity Incentive Plan (as amended by its Amendment No.1, the “Plan”) to prevent dilution from share splits, share dividends or similar transactions.

Represents 3,000,000 Class A ordinary shares, no par value (the “Ordinary Shares”) registered hereby issuable pursuant to the Plan, either directly or upon exercise of options or other share based awards granted under the Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices reported for the registrant’s Ordinary Share as reported on the Nasdaq Capital Market on August 21, 2025, which were $0.7461 and $0.7461, respectively.

Determined in accordance with Rule 457(h).